Exhibit 14(b)

KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 4, 2025, with respect to the consolidated financial statements of Blue Owl Technology Finance Corp. II and subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Blue Owl Technology Finance Corp. prospectus.
/s/ KPMG LLP
New York, New York
November 25, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.